As filed with the Securities and Exchange Commission on May 4, 2006

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wyeth

(Exact name of registrant as specified in its charter)

Delaware	13-2526821
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, New Jersey 07940

(Address of Principal Executive Offices) (Zip Code)

Wyeth

2006 Non-Employee Director Stock Incentive Plan

(Full title of the Plan)

Lawrence V. Stein

Senior Vice President and General Counsel

William M. Haskel

Vice President and Associate General Counsel

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

(973) 660-5000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, Par Value $.33-1/3	300,000	$48.22	$14,466,000	$1,548

(1)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average high and low prices of the registrant’s Common Stock as reported on the Consolidated Transaction Reporting System for the New York Stock Exchange on April 27, 2006.

Part I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Wyeth (the “Corporation” or the “Registrant”) (File No. 1-1225) are incorporated herein by reference:

(a) The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b) The Corporation’s Current Reports on Form 8-K filed on January 9, 2006, January 13, 2006, January 31, 2006, February 28, 2006, April 21, 2006, April 28, 2006 and May 1, 2006.

(c) The description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 10/A dated and filed on July 4, 1998.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Not Applicable.

Item 5.	Not Applicable.

Item 6.	Indemnification of Directors and Officers

Article Nine of the Registrant’s Restated Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Registrant for breaches of certain of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “GCL”). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director’s fiduciary duty as a director. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s By-laws provide that the Registrant shall provide, to the fullest extent permitted by applicable law, indemnification to its directors, officers and employees and generally shall advance expenses to its directors and officers, in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves in such capacity with the Registrant or at the request of the Registrant in such capacity with a related entity.

The Registrant maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

Item 7.	Not Applicable.

Item 8.	Exhibits

See Index to Exhibits on page II-6.

Item 9.	Undertakings

A.	Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the 1933 Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic or other reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Filing of Registration Statement on Form S-8

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison and State of New Jersey, on this 4th day of May, 2006.

WYETH (Registrant)

By:	/s/ Kenneth J. Martin
Kenneth J. Martin
Chief Financial Officer and Vice Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Essner (Robert Essner)	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2006

/s/ Kenneth J. Martin (Kenneth J. Martin)	Chief Financial Officer and Vice Chairman (Principal Financial Officer)	May 4, 2006

/s/ Paul J. Jones (Paul J. Jones)	Vice President and Controller (Principal Accounting Officer)	May 4, 2006

/s/ John D. Feerick (John D. Feerick)	Director	May 4, 2006

/s/ Frances D. Fergusson, Ph.D. (Frances D. Fergusson, Ph.D.)	Director	May 4, 2006

/s/ Victor F. Ganzi (Victor F. Ganzi)	Director	May 4, 2006

/s/ Robert Langer, Sc.D. (Robert Langer, Sc.D.)	Director	May 4, 2006

/s/ John P. Mascotte (John P. Mascotte)	Director	May 4, 2006

/s/ Mary Lake Polan (Mary Lake Polan, M.D., Ph.D., M.P.H.)	Director	May 4, 2006

/s/ Gary L. Rodgers (Gary L. Rodgers)	Director	May 4, 2006

/s/ Ivan G. Seidenberg (Ivan G. Seidenberg)	Director	May 4, 2006

/s/ Walter V. Shipley (Walter V. Shipley)	Director	May 4, 2006

/s/ John R. Torell III (John R. Torell III)	Director	May 4, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of the Corporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.2	By-laws of the Corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K dated April 28, 2006.

10.1	2006 Non-Employee Directors Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated May 1, 2006.

23.1	Consent of PricewaterhouseCoopers LLP.